__________________________________________________________________
Corporate Offices      One Bausch & Lomb Place        716 338 6010
                       Rochester NY 14604-2701    Fax 716 338 8706
__________________________________________________________________

                                                                       BAUSCH
                                                                       & LOMB

Jean F. Geisel
Corporate Secretary


April 20, 2000





Dear Shareholder:

Bausch & Lomb's transfer agent, ChaseMellon Shareholder Services, recently mailed out proxy materials to our shareholders. We have been notified by ChaseMellon that as a result of mechanical problems, a number of inaccuracies occurred in the March 24, 2000 mailing of our proxy materials to you. This has resulted in some shareholders failing to receive complete proxy materials. In order to ensure that all shareholders receive the proper proxy materials, ChaseMellon has agreed to do a second mailing of the proxy materials. This action is intended to insure that your vote will be counted at the Company's Annual Meeting of Shareholders on May 2, 2000.

The material in this second mailing is identical to that which was mailed to shareholders on March 24, 2000. If you have already received Bausch & Lomb proxy materials and have completed, signed and returned your proxy card, you do not need to take any further action. If you did not previously receive the proxy materials, please complete, sign and return the enclosed proxy card promptly. Please note that if we receive two proxy cards from you, only the proxy card with the most recent date will be counted. All proxy cards must be received before the meeting on May 2, 2000 to be counted.

We apologize for any inconvenience this may have caused you. Please be assured that the problems experienced with the mailing do not affect your shareholder account with Bausch & Lomb in any way.

Please call me at (716) 338-6010 if you have any questions.

Thank you.

Sincerely,



JFG/mb
Enclosures